Asia Entertainment & Resources Ltd.
Unit 605, 6/F., East Town Building,
16 Fenwick Street, Wanchai, Hong Kong
香港灣仔分域街16 號東城大廈6樓605室
Tel: 電話: (852) 3580 0190
Fax 傳真: (852) 2110 9420

Date: February 16, 2012

To: Mr. Vong Hon Kun

Salary Increase for the Company’s Executive Officers

Pursuant to the recommendation/approval of the Compensation Committee dated January 18, 2012 and the subsequent endorsement/approval of the full Board of Directors of the Company, I am pleased to advise that your monthly salary is increased to HK$82,000 which takes retrospective effect from January 2012 onwards; while all other terms and conditions of the last Employment Agreement entered into between the Company and you remain unchanged.

Yours truly,

/s/ Leong Siak Hung, CEO

Acknowledged and agreed by

/s/ Vong Hon Kun
Chief Operating Officer
Dated: February 16, 2012